Exhibit 5

Lock-Up Agreement

February 15, 2013

Rochon Capital Partners, Ltd.

2400 N. Dallas Parkway, Suite 230

Dallas, Texas 75093-4371

Gentlemen:

This Lock-Up Agreement is being delivered to you in connection with the Stock Purchase Agreement entered into as of the date hereof by Pumps Investment Ltd., a Florida limited partnership (“Pumps”), Rochon Capital Partners, Ltd., a Texas limited partnership (“RCP”), and Richmont Holdings, Inc., a Texas corporation (the “Purchase Agreement”),   under which Pumps is privately acquiring from RCP a total of 15,000,000 shares of the common stock, $0.0001 par value per share (“Common Stock”), of Computer Vision Systems Laboratories, Corp., a Florida corporation (“CVSL”), owned by RCP (the “Shares”).

Pumps agrees that, with respect to 5,500,000 shares of Common Stock out of the Shares it is acquiring under the Purchase Agreement (the “Lock-Up Shares”), for a period beginning on the date hereof and extending until 11:59 p.m. (Eastern time) on December 1, 2014 (the “Lock-Up Period”), Pumps will not, without the prior written consent of RCP, directly or indirectly (i) sell, assign, or transfer, offer to sell, assign, or transfer, contract or agree to sell, assign, or transfer, lend, hypothecate, pledge, encumber, grant any option or right to purchase or otherwise dispose of or agree to dispose of, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Exchange Act”) with respect to all or any of the Lock-Up Shares, (ii) enter into any swap or other arrangement that transfers to one or more other persons or entities, in whole or in part, any of the economic consequences of ownership of all or any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or clause (ii).

The foregoing paragraph shall not apply to:

(i)                                     any transfer or distribution to partners of Pumps, provided that (a) such transfer or distribution does not constitute or involve a disposition for value, (b) each transferee agrees in writing with RCP to be bound by the terms of this Lock-Up Agreement or the terms of a lock-up agreement that is substantially similar to this Lock-Up Agreement, and (c) no filing by any person or entity under the Exchange Act is required during the Lock-Up Period as the result of such transfer or distribution, other than a Form 5 or a Schedule 13D or Schedule 13G (or an amendment thereto), or is made voluntarily during the Lock-Up Period;

(ii)                                  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the sale or other transfer of all or any of the Lock-Up Shares, provided that (a) such plan does not provide for the transfer of any of the Lock-Up Shares during the Lock-Up Period and (b) no filing by any person or entity under the Exchange Act or public announcement is required in connection with the establishment of such plan during the Lock-Up Period; or

(iii)                               the conversion or exchange of all or any of the Lock-Up Shares upon (a) exercise of a right to convert or exchange shares of Common Stock held by all holders of shares of Common Stock in a share or securities exchange transaction authorized or approved by the board of directors of CVSL or (b) the conversion or exchange of shares of Common Stock held by all holders of shares of Common Stock in a merger or consolidation to which CVSL is a party, provided (in either case) that any and all securities received by Pumps as the result of such conversion or exchange shall remain subject to the restrictions set forth in this Lock-Up Agreement during the Lock-Up Period.

For the avoidance of doubt, (i) Pumps acknowledges and agrees that the restrictions in this Lock-Up Agreement are in addition to, and not in lieu of, the restrictions on transfer of the Lock-Up Shares (and the other Shares) provided for in the Purchase Agreement, and (ii) the restrictions in this Lock-Up Agreement do not apply to or affect any shares of Common Stock or any other securities of CVSL that Pumps may otherwise own or hold other than the Lock-Up Shares.

Pumps hereby authorizes CVSL and its transfer agent, during the Lock-Up Period, to place stop-transfer restrictions on the stock register and other records relating to the Lock-Up Shares and to decline or refuse any transfer of any of the Lock-Up Shares that would constitute a breach or violation of this Lock-Up Agreement.

Pumps hereby represents and warrants that it has full power and authority to enter into this Lock-Up Agreement and that, upon request, it will execute any additional documents necessary to ensure the validity or enforcement of this Lock-Up Agreement.  All authority herein conferred or agreed to be conferred, and all obligations of Pumps herein, are irrevocable and shall be binding upon the successors, assigns, heirs or personal representatives of Pumps.

Pumps hereby agrees that CVSL is an intended third-party beneficiary of this Lock-Up Agreement and, as such, will be entitled to enforce Pumps’ obligations under this Lock-Up Agreement.

This Lock-Up Agreement shall be governed by, enforced under, and construed in accordance with the internal laws of the State of Texas.

Yours very truly,

PUMPS INVESTMENT LTD.

		By:	/s/ Scott Pumper
Scott Pumper, General Partner
Accepted and agreed:

ROCHON CAPITAL PARTNERS, LTD.

By:	John Rochon Management, Inc.,
General Partner

By:	/s/ John P. Rochon
John P. Rochon, President